Ex 10.19

Tuesday, June 2, 2008

CONFIDENTIAL

Mr. Mats Wennberg

xG Technology, LLC

240 South Pineapple Ave. Suite 701

Sarasota, FL 34236

Dear Mr. Wennberg:

Mooers Branton & Company ("MBC") is pleased to submit this amended letter agreement (the "Agreement") covering the terms and conditions by which MBC will act as strategic and financial advisor to xG Technology, LLC (the "Company"). The Company hereby engages MBC as the Company's agent to provide management, strategic and financial advisory services for the term provided in Section III-C, as more fully described below.

I.	Services provided by MBC:

During the term of the Agreement, MBC will perform the following services for the Company:

A.	Evaluate financing alternatives for and the capital structure of the Company on an ongoing basis.

B.	Advise the Company with regard to strategic planning, financial structuring and refinancing, and assist in negotiations with regard thereto.

C.	Act as financial advisor to the Company in connection with (a) possible acquisitions of substantially all the assets of an entity or a controlling interest in the entity's stock; (b) possible acquisitions of less-than-substantially-all the assets of an entity or a non-controlling interest in the entity's stock.

D.	Provide any business development functions, including but not limited to, securing strategic partners to help commercialize the Company’s technology. The Company will utilize Mooers Branton’s forms bank for the initial drafting of memorandums of understandings, letters of intent or other similar agreements to help secure such relationships.

E.	Provide a full-time office manager, an administrator and other part time assistance to perform any executive and general and administrative serves to the Company, including but not limited to: coordination of meetings, conference calls, travel arrangements, adherence to policies and procedures established by the Company, human resource management (insurance, payroll, Visa services), maintenance of financial records, coordinate of annual audits, tax returns, corporate files and corporate governance as it relates to distribution of minutes and coordination of Board of Directors meetings.

Mr. Mats Wennberg, CEO

xG Technology, LLC

II.	Terms and Conditions

A.	Company Information. In performing the services contemplated hereunder, MBC will be relying on the information furnished to MBC by the Company (as well as the Company's authorized agents and representatives) and from information available from generally recognized public sources. MBC will not independently verify and will not undertake or cause to have made an independent appraisal of any of the Company's assets, liabilities and/or business projections. The Company represents and warrants to MBC that all material submitted to MBC by the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

B.	Indemnification. In consideration of MBC's services as the Company's strategic and financial advisor, the Company agrees to indemnify and hold harmless MBC and its officers, directors, and employees against all claims, liabilities or expenses arising out of its performance hereunder unless MBC's conduct has been found to constitute gross negligence or willful misconduct in a final judgment by a court of competent jurisdiction, in which event MBC agrees to indemnify and hold harmless the Company and its officers, directors and employees against all claims, liabilities or expenses arising out of such gross negligence or willful misconduct.

C.	Confidential. All information provided to MBC pursuant to this agreement will be used for purposes directly related to such engagement and will be kept strictly confidential by MBC.

D.	Broker/Dealer Registration, etc. It is specifically understood that MBC is not a registered broker/dealer or investment advisor and it is hereby acknowledged by the Company that MBC will not be acting in those capacities.

E.	Limitation of MBC's Authority. The relationship of MBC to the Company is solely one of independent contractor, and MBC has no power or authority to bind the Company and will not represent to any person that it has any power or authority to bind the Company.

III.	Compensation, Payment for Services Performed, and Miscellaneous Provisions.

In consideration for MBC's services hereunder, the Company agrees to compensate MBC as follows:

A.	Fees. The Company agrees to pay MBC a retainer fee (the "Retainer Fee") of $80,000 per month.

Mr. Mats Wennberg, CEO

xG Technology, LLC

B.	Expenses. The Company will be responsible for (1) fees and expenses, if any, charged by any lender, or other sources of financing; (2) fees, expenses or commissions, if any, payable to finders or to any legal, accounting, tax, surveyors, engineers and other professionals or advisors used or retained by the Company in connection with this engagement; and (3) reasonable out-of-pocket expenses incurred in direct connection with the services to be rendered by MBC hereunder, including but not limited to transportation, meals and lodging, telephone and courier charges, and for such legal fees as are required to furnish the services contemplated hereunder.

C.	Term. This agreement shall be effective as of January 1, 2008 and shall be continuing thereafter until sooner terminated by either party on thirty (30) days prior written notice. In the event of termination prior to expiration, the provisions of Sections II and II of the Agreement shall survive, and all fees through June 2011 are immediately payable.

D.	Applicable Law. The Agreement shall be deemed to be made in, and governed and construed in accordance with the laws of the State of Florida.

If the foregoing terms correctly set forth our agreement, please confirm such Agreement by signing and returning to us one original copy of the Agreement. We look forward to receipt of your formal authorization to proceed.

Very truly yours,

MOOERS BRANTON & COMPANY

By:	/s/ Roger G. Branton
Roger G. Branton

Agreed and accepted by:

Richard L. Mooers

Agreed and Accepted by:

/s/ Mats Wennberg
Mats Wennberg
CEO
xG Technology, LLC

Date: